Exhibit 99(a)

NEWS RELEASE
July 20, 2020

Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES SECOND QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported second quarter earnings results with highlights as follows:

Second quarter highlights:

●
Net earnings were $2.6 million or $0.44 basic and diluted net earnings per share for the three months ended June 30, 2020, as compared to $3.8 million or $0.64 basic and diluted net earnings per share for the same period one year ago.
●
The Bank originated 1,116 Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, totaling $98.8 million, during the second quarter of 2020. The Bank has received $4.0 million in fees from the SBA for PPP loans originated as of June 30, 2020.

Year to date highlights:

●
Net earnings were $4.9 million or $0.84 basic and diluted net earnings per share for the six months ended June 30, 2020, as compared to $7.5 million or $1.25 basic and diluted net earnings per share for the same period one year ago.
●
Total loans increased $133.2 million to $966.5 million at June 30, 2020, compared to $833.3 million at June 30, 2019.
●
Core deposits were $1.1 billion or 97.88% of total deposits at June 30, 2020, compared to $889.8 million or 98.41% of total deposits at June 30, 2019.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in second quarter net earnings to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income during the three months ended June 30, 2020, compared to the three months ended June 30, 2019, as discussed below.

Net interest income was $10.7 million for the three months ended June 30, 2020, compared to $11.6 million for the three months ended June 30, 2019. The decrease in net interest income was primarily due to a $737,000 decrease in interest income and a $131,000 increase in interest expense. The decrease in interest income was primarily due to a $714,000 decrease in interest income on loans resulting from the 1.50% reduction in Prime Rate in March 2020. The increase in interest expense was primarily due to an increase in interest bearing deposits and borrowings from the Federal Home Loan Bank of Atlanta (FHLB). Net interest income after the provision for loan losses was $9.3 million for the three months ended June 30, 2020, compared to $11.5 million for the three months ended June 30, 2019. The provision for loan losses for the three months ended June 30, 2020 was $1.4 million, compared to $77,000 for the three months ended June 30, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model due to the impact to the economy from the COVID-19 pandemic and a $133.2 million increase in loans from June 30, 2019 to June 30, 2020. The ALLL model also includes reserves on $120.6 million in loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. Reserves associated with COVID-19 payment modifications increased $1.2 million from $439,000 at March 31, 2020 to $1.6 million at June 30, 2020.

Non-interest income was $5.2 million for the three months ended June 30, 2020, compared to $4.4 million for the three months ended June 30, 2019. The increase in non-interest income is primarily attributable to a $622,000 increase in appraisal management fee income due to an increase in the volume of appraisals, a $457,000 increase in gains on the sale of securities and a $252,000 increase in mortgage banking income, which were partially offset by a $435,000 decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $11.5 million for the three months ended June 30, 2020, compared to $11.2 million for the three months ended June 30, 2019. The increase in non-interest expense was primarily attributable to a $469,000 increase in appraisal management fee expense due to an increase in the volume of appraisals.

Year-to-date net earnings as of June 30, 2020 were $4.9 million or $0.84 basic and diluted net earnings per share for the six months ended June 30, 2020, as compared to $7.5 million or $1.25 basic and diluted net earnings per share for the same period one year ago. The decrease in year-to-date net earnings is primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income, as discussed below.

Year-to-date net interest income as of June 30, 2020 was $21.9 million, compared to $23.0 million for the same period one year ago. The decrease in net interest income was primarily due to a $670,000 decrease in interest income and a $415,000 increase in interest expense. The decrease in interest income was primarily due to a $653,000 decrease in interest income on loans resulting from the 1.50% reduction in Prime Rate in March 2020. The increase in interest expense was primarily due to an increase in interest bearing deposits and FHLB borrowings. Net interest income after the provision for loan losses was $19.0 million for the six months ended June 30, 2020, compared to $22.8 million for the same period one year ago. The provision for loan losses for the six months ended June 30, 2020 was $2.9 million, compared to $255,000 for the six months ended June 30, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s ALLL model due to the impact to the economy from the COVID-19 pandemic and a $133.2 million increase in loans from June 30, 2019 to June 30, 2020. The ALLL model also includes reserves on $120.6 million in loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. Reserves associated with COVID-19 payment modifications increased $1.2 million from $439,000 at March 31, 2020 to $1.6 million at June 30, 2020.

Non-interest income was $9.8 million for the six months ended June 30, 2020, compared to $8.5 million for the six months ended June 30, 2019. The increase in non-interest income is primarily attributable to a $1.1 million increase in appraisal management fee income due to an increase in the volume of appraisals, a $427,000 increase in mortgage banking income and a $226,000 increase in gains on the sale of securities, which were partially offset by a $396,000 decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $22.9 million for the six months ended June 30, 2020, compared to $22.2 million for the six months ended June 30, 2019. The increase in non-interest expense was primarily due to an $841,000 increase in appraisal management fee expense due to an increase in the volume of appraisals.

Income tax expense was $535,000 for the three months ended June 30, 2020, compared to $845,000 for the three months ended June 30, 2019. The effective tax rate was 17.28% for the three months ended June 30, 2020, compared to 18.14% for the three months ended June 30, 2019. Income tax expense was $1.0 million for the six months ended June 30, 2020, compared to $1.6 million for the six months ended June 30, 2019. The effective tax rate was 16.90% for the six months ended June 30, 2020, compared to 17.89% for the six months ended June 30, 2019.

Total assets were $1.4 billion as of June 30, 2020, compared to $1.1 billion at June 30, 2019. Available for sale securities were $207.5 million as of June 30, 2020, compared to $189.0 million as of June 30, 2019. Total loans were $966.5 million as of June 30, 2020, compared to $833.4 million as of June 30, 2019.

Non-performing assets were $4.0 million or 0.28% of total assets at June 30, 2020, compared to $3.0 million or 0.27% of total assets at June 30, 2019. Non-performing assets include $3.7 million in commercial and residential mortgage loans and $299,000 in other loans at June 30, 2020, compared to $2.9 million in commercial and residential mortgage loans and $102,000 in other loans at June 30, 2019.

The allowance for loan losses at June 30, 2020 was $9.4 million or 0.98% of total loans, compared to $6.5 million or 0.78% of total loans at June 30, 2019. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.2 billion at June 30, 2020, compared to $904.2 million at June 30, 2019. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.1 billion at June 30, 2020, compared to $889.8 million at June 30, 2019. Certificates of deposit in amounts of $250,000 or more totaled $24.5 million at June 30, 2020, compared to $14.1 million at June 30, 2019.

Securities sold under agreements to repurchase were $31.7 million at June 30, 2020, compared to $47.7 million at June 30, 2019. The decrease in securities sold under agreements to repurchase is primarily due to approximately $21.0 million transferred from securities sold under agreements to repurchase to MMDA during the third quarter of 2019.

FHLB borrowings totaled $70.0 million at June 30, 2020, compared to zero at June 30, 2019. The increase in FHLB borrowings reflects a new $70.0 million FHLB advance executed in February 2020 to take advantage of a ten-year convertible advance program available from the FHLB at a rate of 0.58%.

Junior subordinated debentures were $15.5 million at June 30, 2020, compared to $20.6 million at June 30, 2019. The decrease in junior subordinated debentures is the result of a $5.0 million redemption of the Company’s outstanding trust preferred securities during the fourth quarter of 2019.

Shareholders’ equity was $137.0 million, or 9.61% of total assets, at June 30, 2020, compared to $130.0 million, or 11.64% of total assets, at June 30, 2019. The Company repurchased 126,800 shares of its common stock during the six months ended June 30, 2020 under the Company’s stock repurchase program, which was funded in January 2020.

Peoples Bank currently operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln, Mecklenburg and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

CONSOLIDATED BALANCE SHEETS
June 30, 2020, December 31, 2019 and June 30, 2019
(Dollars in thousands)

	June 30, 2020	December 31, 2019	June 30, 2019
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$48,990	$48,337	$38,138
Interest-bearing deposits	15,694	720	684
Federal funds sold	124,955	3,330	-
Cash and cash equivalents	189,639	52,387	38,822

Investment securities available for sale	207,469	195,746	188,972
Other investments	7,196	4,231	4,296
Total securities	214,665	199,977	193,268

Mortgage loans held for sale	10,594	4,417	2,309

Loans	966,543	849,874	833,367
Less: Allowance for loan losses	(9,433)	(6,680)	(6,541)
Net loans	957,110	843,194	826,826

Premises and equipment, net	18,480	18,604	19,184
Cash surrender value of life insurance	16,507	16,319	16,126
Accrued interest receivable and other assets	18,886	19,984	20,037
Total assets	$1,425,881	$1,154,882	$1,116,572

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$457,637	$338,004	$321,154
NOW, MMDA & savings	594,948	516,757	488,461
Time, $250,000 or more	24,477	34,269	14,096
Other time	77,267	77,487	80,516
Total deposits	1,154,329	966,517	904,227

Securities sold under agreements to repurchase	31,747	24,221	47,733
FHLB borrowings	70,000	-	-
Junior subordinated debentures	15,464	15,619	20,619
Accrued interest payable and other liabilities	17,300	14,405	14,066
Total liabilities	1,288,840	1,020,762	986,645

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,787,504 shares 6/30/20
5,912,300 shares 12/31/19, 5,933,140 shares 6/30/19	56,871	59,813	60,390
Retained earnings	72,942	70,663	65,738
Accumulated other comprehensive income	7,228	3,644	3,799
Total shareholders' equity	137,041	134,120	129,927

Total liabilities and shareholders' equity	$1,425,881	$1,154,882	$1,116,572

CONSOLIDATED STATEMENTS OF INCOME
For the three and six months ended June 30, 2020 and 2019
(Dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,180	$10,894	$20,860	$21,513
Interest on due from banks	41	35	84	49
Interest on federal funds sold	22	-	145	-
Interest on investment securities:
U.S. Government sponsored enterprises	651	641	1,336	1,314
State and political subdivisions	684	760	1,325	1,594
Other	60	45	138	88
Total interest income	11,638	12,375	23,888	24,558

INTEREST EXPENSE:
NOW, MMDA & savings deposits	448	320	973	602
Time deposits	224	171	501	322
FHLB borrowings	102	3	166	49
Junior subordinated debentures	90	220	220	446
Other	48	67	93	119
Total interest expense	912	781	1,953	1,538

NET INTEREST INCOME	10,726	11,594	21,935	23,020
PROVISION FOR LOAN LOSSES	1,417	77	2,938	255
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,309	11,517	18,997	22,765

NON-INTEREST INCOME:
Service charges	718	1,138	1,826	2,231
Other service charges and fees	162	177	355	346
Gain on sale of securities	457	-	457	231
Mortgage banking income	563	311	885	458
Insurance and brokerage commissions	205	205	447	436
Appraisal management fee income	1,734	1,112	3,084	1,974
Miscellaneous	1,400	1,442	2,780	2,829
Total non-interest income	5,239	4,385	9,834	8,505

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,535	5,718	11,259	11,365
Occupancy	1,861	1,811	3,782	3,548
Appraisal management fee expense	1,333	864	2,367	1,526
Other	2,723	2,851	5,493	5,721
Total non-interest expense	11,452	11,244	22,901	22,160

EARNINGS BEFORE INCOME TAXES	3,096	4,658	5,930	9,110
INCOME TAXES	535	845	1,002	1,630

NET EARNINGS	$2,561	$3,813	$4,928	$7,480

PER SHARE AMOUNTS
Basic net earnings	$0.44	$0.64	$0.84	$1.25
Diluted net earnings	$0.44	$0.64	$0.84	$1.25
Cash dividends	$0.15	$0.14	$0.45	$0.38
Book value	$23.68	$21.90	$23.68	$21.90

FINANCIAL HIGHLIGHTS
For the three and six months ended June 30, 2020 and 2019
(Dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$195,101	$185,195	$191,986	$187,480
Loans	947,344	832,150	904,489	823,723
Earning assets	1,258,583	1,027,721	1,181,237	1,020,556
Assets	1,360,408	1,114,880	1,278,673	1,103,415
Deposits	1,104,394	913,820	1,038,839	904,814
Shareholders' equity	134,803	127,865	135,775	128,510

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.48%	4.61%	3.79%	4.63%
Return on average assets	0.76%	1.37%	0.78%	1.37%
Return on average shareholders' equity	7.64%	11.96%	7.30%	11.74%
Shareholders' equity to total assets (period end)	9.61%	11.64%	9.61%	11.64%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$8,112	$6,561	$6,680	$6,445
Provision for loan losses	1,417	77	2,938	255
Charge-offs	(168)	(196)	(378)	(360)
Recoveries	72	99	193	201
Balance, end of period	$9,433	$6,541	$9,433	$6,541

ASSET QUALITY:
Non-accrual loans			$3,999	$3,027
90 days past due and still accruing			-	-
Other real estate owned			-	10
Total non-performing assets			$3,999	$3,037
Non-performing assets to total assets			0.28%	0.27%
Loans modifications related to COVID-19			$120,569	$-
Allowance for loan losses to non-performing assets			235.88%	215.38%
Allowance for loan losses to total loans			0.98%	0.78%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	6/30/2020	6/30/2019
Risk Grade 1 (excellent quality)	0.57%	0.71%
Risk Grade 2 (high quality)	21.64%	25.25%
Risk Grade 3 (good quality)	66.34%	61.56%
Risk Grade 4 (management attention)	9.39%	10.28%
Risk Grade 5 (watch)	1.26%	1.47%
Risk Grade 6 (substandard)	0.78%	0.73%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At June 30, 2020, including non-accrual loans, there were two relationships exceeding $1.0 million in the Watch risk grade (which totaled $3.1 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.